SALLIE MAE
EMPLOYEE STOCK PURCHASE PLAN
Amended and Restated as of June 25, 2014

Exhibit 10.2

1.    PURPOSE

The purpose of the Sallie Mae Employee Stock Purchase Plan (the "Plan") is to motivate employees of SLM Corporation (the “Corporation”) and subsidiaries owned more than 50% by the Corporation or which the Corporation controls (collectively the “Employers”) to achieve corporate goals and to encourage equity ownership in the Corporation in order to increase proprietary interest in the Corporation's success.

2.    ADMINISTRATION

(a)
The Plan shall be administered by the Nominations, Governance, and Compensation Committee of the Board of Directors (the "Committee") or such other committee as the Committee may delegate. In addition to its duties with respect to the Plan, the Committee shall have full authority, consistent with the Plan, to interpret the Plan, to promulgate such rules and regulations with respect to the Plan as it deems desirable, to delegate its responsibilities hereunder to appropriate persons and to make all other determinations necessary or desirable for the administration of the Plan. All decisions, determinations and interpretations of the Committee shall be binding upon all persons.

(a)
The rights to purchase stock ("Options") that are granted under this Plan shall constitute non-qualified stock options that are not intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”). However, the Plan is intended to comply with Section 409A of the Code and will be interpreted in a manner intended to comply with Section 409A of the Code.

3.    SHARES SUBJECT TO THE PLAN

The stock that may be purchased under the Plan is common stock, $.20 par value, of the Corporation. The aggregate number of shares that may be purchased pursuant to the Plan is 15,326,214 shares, subject to any adjustment pursuant to Paragraph 4. Such shares may be previously-issued stock reacquired by the Corporation, authorized, but unissued stock, or stock that is purchased on the open market by the Corporation.

If at any time the number of shares to be purchased in an Offering Period, as defined in Paragraph 5(c), causes the total number of shares offered under the Plan to exceed the above stated limit, then the number of shares that may be purchased by each Participant in that Offering Period shall be reduced pro rata.

4.    ADJUSTMENTS FOR CHANGES IN CAPITALIZATION

If any change is made in, or other events occur with respect to, the Corporation’s stock subject to the Plan or subject to any Option granted under this Plan without receipt of consideration by the Corporation (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, extraordinary cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Corporation, each an “Adjustment Event”), the Plan shall be adjusted in the class(es) and maximum number of securities subject to the Plan pursuant to Section 3 and the outstanding Options granted under this Plan shall be maintained in the same equivalent economic position with respect to the class(es) and number of securities and price per share of Corporation stock subject to such outstanding Options. The Committee shall be responsible for determining whether an Adjustment Event has occurred for purposes of this Section 4. If an Adjustment Event has occurred, the Committee shall make such adjustments as described herein, and its determination shall be final, binding and conclusive. No fractional interests shall be issued under the Plan based on such adjustments. The Committee shall not make any adjustment pursuant to this Section 4 that would cause an Option that is otherwise exempt from Section 409A of the Code to become subject to Section 409A of the Code, or that would cause an Option that is subject to Section 409A of the Code to fail to satisfy the requirements of Section 409A of the Code.

5.    DEFINITIONS

(a) Eligible Compensation. The term “Eligible Compensation” shall mean the regular salary and hourly wages (calculated at the regular hourly rate, including payments for sick leave, vacation, paid time-off, holidays, jury duty, bereavement and other paid leaves of absence). In addition commissions (i.e., amounts paid to Participants by an Employer related to a particular transaction or sale) paid by an Employer to a Participant during the Offering Period are considered “Eligible Compensation.” “Eligible Compensation” shall not include other forms of compensation such as short-term disability payments, severance payments, incentive compensation, equity compensation and overtime pay.

(b)	Entry Date. The term "Entry Date" shall mean the first day of each Plan Year, except that for eligible employees hired

SALLIE MAE
EMPLOYEE STOCK PURCHASE PLAN
Amended and Restated as of June 25, 2014

after the first day of any Plan Year and on or prior to January 1st, the initial “Entry Date” shall mean the first day of the month following their commencement of employment with the Corporation or an Employer. For the avoidance of doubt, if an employee is hired after January 1st, the “Entry Date” for such employee shall be the first day of the next Plan Year.

(c) Offering Period. The term "Offering Period" shall mean the 12-month period beginning with the first day of each Plan Year, except that for eligible employees hired after the first day of any Plan Year and on or prior to January 1st, the initial “Offering Period” shall mean the period beginning with the first day of the month in which benefits are otherwise effective following their commencement of employment with the Corporation or an Employer and ending on the immediately following July 31st.

(d) Plan Year. The Plan will follow a twelve month cycle starting each August 1st and ending the next July 31st, or such other period as the Committee may designate from time to time. In the event of a change in the Plan Year designated by the Committee, the Committee may also update the dates designated in the definitions of Entry Date and Offering Period in such manner as the Committee may determine in its discretion.

(e) Purchase Date. The term "Purchase Date" shall mean the last day of an Offering Period, except if the NASDAQ Stock Market is closed on the last day of an Offering Period, the Purchase Date shall mean the immediately preceding trading day on the NASDAQ Stock Market.

(f) Participant. The term "Participant" shall mean an eligible employee who elects to participate in the Plan pursuant to Paragraph 9.

6.    ELIGIBILITY

All regular full-time and part-time employees working 24 or more hours per week of the Corporation shall be eligible to participate in the Plan on their Entry Date; provided, however, that such eligible employees complete the enrollment procedures established by the Committee prior to the enrollment deadline for such Entry Date. Notwithstanding the prior sentence, the following individuals shall not be eligible to participate in the Plan:

(a)	any individual whose services are performed for the Employer pursuant to a contract between the Employer and another entity, and whom the Employer treats as a leased employee;

(a)	any individual that the Employer treats as an independent contractor;

(a)	temporary employees;

(a)	members of the Boards of Directors of the Corporation and of the Employers, unless otherwise eligible as described above; and

(b)	International employees.

7.    PURCHASE PRICE

The Purchase Price per share shall be equal to the fair market value of a share of common stock on the first business day of the Plan Year on which the NASDAQ Stock Market is open, less 15 percent of such fair market value. Unless otherwise determined by the Board of Directors of the Corporation or the Committee, the fair market value of a share of common stock on a particular date shall be deemed to be the closing price of a share of common stock as recorded by the NASDAQ Stock Market on such date or, if no closing price has been recorded on such date, on the next day in which a closing price is recorded.

8.    OPTION TO PURCHASE STOCK

Prior to each Entry Date, the Corporation will offer eligible employees the opportunity to elect to participate in the Plan. Each eligible employee who elects to participate will receive an Option to purchase on the Purchase Date the number of full and/or fractional shares of common stock at the Purchase Price.

9.    ENROLLING IN THE PLAN

An eligible employee may elect to participate in the Plan by completing the enrollment procedures established by the Committee before the enrollment deadline announced for each Entry Date.

SALLIE MAE
EMPLOYEE STOCK PURCHASE PLAN
Amended and Restated as of June 25, 2014

A Participant shall elect a percentage to be deducted regularly from his or her Eligible Compensation on an after-tax basis provided that the Participant must elect an initial payroll deduction of no less than one percent (1%) and no more than twenty-five percent (25%) of his or her Eligible Compensation, not to exceed $7,500 per Offering Period. Only whole percentages may be elected.

A Participant may elect to change his or her payroll deduction percentage on a biweekly basis, as limited by Paragraph 12.

Unless a Participant changes his or her payroll deduction percentage or ceases participation in the Plan in accordance with Paragraphs 12 and 13, a Participant's payroll deductions, as limited by Paragraph 10, and his or her initial enrollment elections will continue until the end of the Offering Period. A Participant must complete the enrollment procedures established by the Committee each Offering Period.

10.    DEPOSITS

Pursuant to the enrollment procedures established by the Committee, after-tax payroll contributions to the Plan will be deposited to a non-interest bearing omnibus account established for the Plan at the Sallie Mae Bank, a related party. No other types of deposits may be made.

11.    INDIVIDUAL BALANCES

Individual balances are record kept at Sallie Mae, by the Committee’s designates.

12.    MINIMUM AND MAXIMUM CONTRIBUTIONS

A Participant must elect an initial payroll deduction of no less than one percent (1%) and no more than twenty-five percent (25%) of his or her Eligible Compensation, not to exceed $7,500 per Offering Period. A Participant may change his or her contribution during the Offering Period, including changing to zero percent. Contributions other than by payroll deductions are not permitted. Only whole percentages are allowed.

13.    WITHDRAWALS FROM THE PLAN

A Participant may make one withdrawal during each Offering Period under the terms and procedures established by the Committee. The withdrawal must be for the total amount of contributions on record at the time the transaction is processed. The funds will be distributed to the employee through their regular payroll check as soon as practicable but no later than thirty (30) days from the date the withdrawal request is submitted. If a Participant receives a withdrawal during an Offering Period, he or she shall no longer participate in the Plan for the remainder of such Offering Period. An eligible employee who has ceased participation in the Plan may enter the Plan for the next Offering Period by following the enrollment procedures established by the Committee, subject to Paragraph 9.

14.    STOCK PURCHASES

In accordance with the applicable procedures established by the Committee, the Corporation shall exercise all Options to Purchase shares which each Participant is entitled to on each Purchase Date. The Corporation shall withhold a sufficient number of shares to cover his or her applicable taxes on any gains, which is the difference between the value of shares purchased at the discount price and the market value of those shares on the purchase date. Taxes in the required amount will be paid to the appropriate government agency(ies).

If the Purchase Price exceeds the fair market value per share on the Purchase Date, no shares will be purchased. The individual balances will be distributed to the Participant’s via payroll.

The common stock purchased on the Purchase Date will be issued and credited to a brokerage account established by the Corporation on behalf of the Participant (the “Stock Account”) as soon as administratively practicable after such Purchase Date. A Participant may sell any or all shares held in his/her Stock Account unless restricted from trading in Corporation Stock at that time.

15.    TERMINATION OF EMPLOYMENT

In the event that a Participant’s employment terminates for any reason including retirement, total and permanent disability, or death, before the applicable Purchase Date, participation in the Plan shall terminate immediately and as soon as practicable and no later than March 15 following the end of the Offering Period in which Participant’s termination of employment occurs, the Participant

SALLIE MAE
EMPLOYEE STOCK PURCHASE PLAN
Amended and Restated as of June 25, 2014

or the Participant’s beneficiary(ies) or estate if no beneficiary is elected will be paid in cash the value of his or her Individual Balance. A Participant who transfers employment between Employers shall not be deemed to have terminated employment for the purposes of this Paragraph.

16.    Change in Control

In the event of a Change of Control or Change of Control Transaction, all outstanding Options under the Plan shall automatically be exercised immediately prior to the consummation of such Change of Control or Change of Control Transaction by causing all amounts credited to each Participant’s account to be applied to purchase as many shares pursuant to the Participant’s Option as possible at the Purchase Price, subject to the limitations set forth in the Plan. The Corporation shall use its best efforts to provide at least ten (10) days’ prior written notice of the occurrence of a Change of Control or Change of Control Transaction and Participants shall, following the receipt of such notice, have the right to terminate their outstanding Options prior to the effective date of such Change of Control or Change of Control Transaction.

“Change of Control” shall mean an occurrence of any of the following events: (a) an acquisition (other than directly from the Corporation) of any voting securities of the Corporation (the “Voting Securities”) by any “person or group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) other than an employee benefit plan of the Corporation, immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of more than fifty percent (50%) of the combined voting power of the Corporation’s then outstanding Voting Securities; or (b) the consummation of (i) a merger, consolidation or reorganization involving the Corporation, unless the Corporation resulting from such merger, consolidation or reorganization (the “Surviving Corporation”) shall adopt or assume this Plan and a Participant’s Options under the Plan and either (A) the shareholders of the Corporation immediately before such merger, consolidation or reorganization own, directly or indirectly immediately following such merger, consolidation or reorganization, at least seventy-five percent (75%) of the combined voting power of the Surviving Corporation in substantially the same proportion as their ownership immediately before such merger, consolidation or reorganization, or (B) at least a majority of the members of the Board of Directors of the Surviving Corporation were directors of the Corporation immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization, or (ii) a complete liquidation or dissolution of the Corporation. “Change of Control Transaction” shall mean the consummation of any tender offer, offer, exchange offer, solicitation, merger, consolidation, reorganization or other transaction, either of which results in a Change of Control.

17.    Acquisitions and Dispositions

The Board of Directors may, in its sole and absolute discretion, create special Offering Periods for individuals who become eligible employees solely in connection with the acquisition of another company or business by merger, reorganization or purchase of assets and, notwithstanding anything in the Plan to the contrary, may provide for special purchase dates for Participants who will cease to be eligible employees solely in connection with the disposition of all or a portion of any Employer or a portion of the Corporation, which Offering Periods and purchase rights granted pursuant thereto shall, notwithstanding anything stated herein, be subject to such terms and conditions as the Board of Directors considers appropriate in the circumstances.

18.    NO TRANSFER OR ASSIGNMENT OF EMPLOYEE'S RIGHTS

Except as specified in Paragraph 17, an employee's rights under the Plan are his or hers alone and may not be transferred or assigned to, or availed of, by any other person.

19.    BENEFICIARY DESIGNATION

The beneficiary shall be one or more persons designated by the Participant in accordance with the procedures established by the Committee who is entitled to receive amounts contributed and/or earned by the Participant and/or act on behalf of the Participant, pursuant to Paragraph 15.

20.    CLAIMS PROCEDURES

A Participant may appeal a denial of benefits under this Plan by submitting a written statement appealing the decision, normally within 60 days of the denial of the benefit by the Committee. In the written statement, the Participant must state reasons why the claim should not have been denied. Also, the written statement should be accompanied by any documents, additional information or comments that might be helpful to the Committee. In this manner, the Committee intends to afford any Participant or beneficiary whose claim for benefits has been denied a reasonable opportunity for a review of the decision. Written appeals must be sent to:

Nominations, Governance, and Compensation Committee
Sallie Mae

SALLIE MAE
EMPLOYEE STOCK PURCHASE PLAN
Amended and Restated as of June 25, 2014

300 Continental Drive
Newark, Delaware 19713

The Committee will review a Participant's appeal and will promptly notify such Participant in writing of the decision. Normally, this decision will be made within 60 days of receipt of the appeal, but this period may be extended to no more than 120 days if special circumstances require additional time. In such a case, the Participant will be notified before the end of the initial 60-day period of the reasons for the extension.

21.    TERMINATION AND AMENDMENTS TO PLAN

The Board may at any time and from time to time, alter, amend, suspend or terminate this Plan in whole or in part, including to add or remove subsidiaries of the Corporation, provided, however, that shareholder approval shall be required for any amendment (i) that materially alters the terms of this Plan or (ii) where such approval is required by applicable legal or stock exchange requirements. No amendment or alteration that would adversely affect the rights of any Participant under any Award previously granted to such Participant shall be made without the consent of such Participant. Nothing contained in this Plan shall be construed to prevent the Corporation from taking any corporate action which is deemed by the Corporation to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any rights granted under the Plan. No employee, beneficiary or other person or entity shall have any claim against the Corporation as a result of any such action.

22.    INDEMNITY

The Corporation shall, consistent with applicable law, indemnify members of the Committee from any liability, loss or other financial consequence with respect to any act or omission relating to the Plan to the same extent and subject to the same conditions as specified in the indemnity provisions contained in the By-Laws and Regulations of the Corporation.

23.    LIMITATIONS ON SALE OF STOCK PURCHASED UNDER THE PLAN

The Plan is intended to provide common stock for investment and not for resale. The Corporation does not, however, intend to restrict the sale of the stock other than in accordance with the Corporation's general policies regarding the sale of the Corporation's stock. The employee assumes the risk of any market fluctuations in the price of such stock.

24.    PAYMENT OF EXPENSES RELATED TO PLAN

The cost, if any, for the delivery of shares to a Participant or commissions upon the sale of stock shall be paid by the Participant using such service. Other expenses associated with the Plan, if any, at the discretion of the Committee, will be allocated as deemed appropriate by the Committee.

25.    OPTIONEES NOT STOCKHOLDERS

Neither the granting of an Option to an employee, nor the deductions from his or her pay shall cause such employee to be a stockholder of the shares covered by an Option until such shares have been purchased by and issued to him or her.

26.    TAXES

As a condition of the grant and exercise of an Option, a Participant shall make such arrangements as the Corporation may require for the satisfaction of any applicable U.S. federal, state, local or foreign tax, withholding, and any other required deductions or payments that may arise in connection with such Option. The Corporation shall not be required to issue any shares under the Plan until such obligations are satisfied.

The Corporation may, to the extent permitted under applicable laws, permit a Participant to satisfy all or part of his or her tax, withholding, or any other required deductions or payments by cashless exercise or by surrendering shares (either directly or by stock attestation) that he or she previously acquired. Any payment of taxes by surrendering shares to the Corporation may be subject to restrictions, including, but not limited to, any restrictions required by rules of the Securities and Exchange Commission.

27.    NO EMPLOYMENT RIGHTS

Nothing in the Plan shall confer upon any employee any right to continued employment, or interfere with the right of the Corporation or the Employers to terminate his or her employment at any time, for any reason.

28.    EFFECTIVE DATE

SALLIE MAE
EMPLOYEE STOCK PURCHASE PLAN
Amended and Restated as of June 25, 2014

This current amendment and restatement is effective June 25, 2014.

IN WITNESS WHEREOF, SLM Corporation has caused this instrument to be duly executed in its name and on its behalf.

SLM Corporation

By: _______________